Exhibit 10.1

JABIL CIRCUIT, INC.

CASH BONUS AWARD AGREEMENT

(Officer - EU)

This CASH BONUS AWARD AGREEMENT (the “Agreement”) is made as of                      (the “Grant Date”) between JABIL CIRCUIT, INC., a Delaware corporation (the “Company”), and              (the “Grantee”).

Background Information

A. The Board of Directors (the “Board”) and stockholders of the Company previously adopted the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan (the “Plan”).

B. Section 9 of the Plan provides that the Administrator shall have the discretion and right to grant Cash-Based Awards to any Employees or Consultants or Non-Employee Directors, subject to the terms and conditions of the Plan and any additional terms provided by the Administrator. The Administrator has granted a Cash-Based Award to the Grantee as of the Grant Date pursuant to the terms of the Plan and this Agreement.

C. The Compensation Committee of the Board (the “Committee”) has determined that it is desirable for compensation delivered pursuant to such Cash-Based Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, and the Compensation Committee has determined that Section 11 of the Plan is applicable to such Cash-Based Award.

D. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

Agreement

1. Cash Bonus. Subject to the terms and conditions provided in this Agreement and the Plan, Grantee shall be eligible to receive a cash payment in the amount of US$         (the “Bonus”). The Bonus is subject to forfeiture in the event the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates in certain circumstances, as specified in Section 6 of this Agreement. The Bonus shall be subject to any recoupment or “clawback” policy of the Company. The extent to which the Grantee’s rights and interest in the Bonus becomes vested and non-forfeitable shall be determined in accordance with the provisions of Sections 2 and 3 of this Agreement.

2. Vesting.

(a) Except as may be otherwise provided in Section 3 or Section 6 of this Agreement, the vesting of the Grantee’s rights and interest in the Bonus shall be determined in accordance with this Section 2. The extent to which the Grantee’s interest in the Bonus becomes vested and non-forfeitable shall be based upon the satisfaction of the performance goal specified in this Section 2 (the “Performance Goal”), subject to Section 3. The Performance Goal shall be based upon the Cumulative EPS (“Cumulative EPS”) of the Company’s adjusted core earnings per

share (as defined below) during the three-year period beginning [                    ], and ending on [                    ] (the “Performance Period”). The Cumulative EPS for the Performance Period shall be determined by the sum of the adjusted core earnings per share for the Company’s fiscal years ending [            ], [            ] and [                    ] and shall be measured on [                    ] (the “Measurement Date”). For purposes of this Agreement, “adjusted core earnings per share” means the Company’s net income determined under U.S. generally accepted accounting principles (“GAAP”), before amortization of intangibles, stock-based compensation expense and related charges, and goodwill impairment charges, and net of tax and deferred tax valuation allowance charges that result from the write-off of goodwill and impairment charges, divided by the weighted average number of outstanding shares determined in accordance with GAAP.

(b) The portion of the Grantee’s rights and interest in the Bonus, if any, that becomes vested and non-forfeitable at the Measurement Date shall be determined in accordance with the following schedule:

Cumulative EPS for Three Fiscal Years Beginning [ ] and Ending [ ]	Percentage of Bonus Vested
Equal to or less than US$[ ]	[ ]%
US$[ ]	[ ]%

(c) The Bonus shall become vested and non-forfeitable in accordance with this Section 2, subject to the Committee determining and certifying in writing that the corresponding Performance Goal and all other conditions for the vesting of the Bonus have been satisfied; provided the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director has not terminated before the Measurement Date. The Committee shall make this determination within sixty (60) days after the Measurement Date (the “Determination Date”). This determination shall be based on the actual level of the Performance Goal achieved, and shall not be subject to an exercise of discretion to determine a level of achievement of the Performance Goal other than that actually achieved, provided that the Committee’s good faith determination shall be final, binding and conclusive on all persons, including, but not limited to, the Company and the Grantee. The Grantee shall not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the Grantee, adversely affects the ability of the Grantee to satisfy the Performance Goal or in any way prevents the satisfaction of the Performance Goal. Any portion of the Bonus that does not become vested and non-forfeitable in accordance with this Section 2 shall be forfeited.

3. Change in Control. In the event of a Change in Control prior to the Measurement Date, the Bonus:

(a) shall become fully vested on the first anniversary of the date of such Change in Control (the “Change in Control Anniversary”) if the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director does not terminate prior to the Change in Control Anniversary;

(b) shall become fully vested on the Date of Termination if the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason; or

(c) shall not become fully vested if the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates prior to the Change in Control Anniversary as a result of termination by the Company for Cause or resignation by the Grantee without Good Reason, but only to the extent such Bonus (or portion thereof) has not previously become vested.

For purposes of this Agreement, the references to “fully vested” refer to vesting of the Bonus that would vest upon achievement of the maximum level of achievement of the Performance Goal under Section 2 at the Measurement Date. This Section 3 shall supersede the standard vesting provision contained in Section 2 of this Agreement only to the extent that it results in accelerated vesting of the Bonus, and it shall not result in a delay of any vesting or non-vesting of any Bonus that otherwise would occur at the Measurement Date under the terms of the standard vesting provision contained in Section 2 of this Agreement.

For purposes of this Section 3, the following definitions shall apply:

(d) “Cause” means:

(i) The Grantee’s conviction of a crime involving fraud or dishonesty; or

(ii) The Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct;

provided, however, that for purposes of Section 3(d)(ii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).

(e) “Good Reason” means:

(i) The assignment to the Grantee of any duties adverse to the Grantee and materially inconsistent with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith;

(ii) Any material reduction in the Grantee’s compensation; or

(iii) Change in location of the Grantee’s assigned office of more than 35 miles without prior consent of the Grantee.

The Grantee’s resignation will not constitute a resignation for Good Reason unless the Grantee first provides written notice to the Company of the existence of the Good Reason within 90 days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than 30 days following receipt of such written notice of the Good Reason from the Grantee to the Company, and the effective date of the Grantee’s resignation is within one year following the effective date of the occurrence of the Good Reason.

4. Timing and Manner of Payment.

(a) Timing of Payment. The portion of the Bonus that becomes vested and non-forfeitable at the Measurement Date in accordance with Section 2 of this Agreement (including the portion not forfeited by operation of Section 6(a) or 6(c)), if any, will be paid to the Grantee (or his estate in the event of death) at a date that is as prompt as practicable after the Determination Date but in no event later than two and one-half (2-1/2) months after the Measurement Date (payment that is prompt but in no event later than two and one-half (2-1/2) months after the applicable vesting date is referred to herein as “Prompt Settlement”). Payment of the portion of the Bonus that becomes vested and non-forfeitable in circumstances governed by Section 3 or Section 6(b) will be as follows:

(i) The portion of a Bonus that does not constitute a deferral of compensation under Code Section 409A will be paid as follows:

(A) The portion of the Bonus that becomes vested in accordance with Section 6(b) (due to the Grantee’s death) will be paid within the period extending to not later than two and one-half (2-1/2) months after the later of the end of the calendar year or the end of the Company’s fiscal year in which death occurred; and

(B) The portion of the Bonus that becomes vested in accordance with Section 3(a) (on the Change in Control Anniversary) or Section 3(b) (during the year following a Change in Control) will be paid in a Prompt Settlement following the applicable vesting date under Section 3(a) or 3(b).

(ii) The portion of a Bonus that constitutes a deferral of compensation under Code Section 409A (“409A Bonus”) will be paid as follows:

(A) The portion of the 409A Bonus that becomes vested in accordance with Section 6(b) (due to the Grantee’s death) will be paid on the 30th day after the date of the Grantee’s death;

(B) The portion of the 409A Bonus that becomes vested in accordance with Section 3(a) (on the Change in Control Anniversary), if in connection with the Change in Control there occurred a change in the ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”), will be paid in a

Prompt Settlement following the first anniversary of the 409A Change in Control, and if there occurred no 409A Change in Control in connection with the Change in Control, such portion of the 409A Bonus will be paid in a Prompt Settlement following the earliest of the Measurement Date (at the Determination Date), one year after a 409A Change in Control not related to the Change in Control or the termination of the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director, subject to Section 8(b) (including the six-month delay rule); and

(C) The portion of the 409A Bonus that becomes vested in accordance with Section 3(b) (during the year following a Change in Control) will be paid in a Prompt Settlement following termination of the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director, subject to Section 8(b) (including the six-month delay rule).

5. Restrictions on Transfer. The Grantee shall not have the right to make or permit to occur any transfer, assignment, pledge, hypothecation or encumbrance of all or any portion of the Bonus prior to actual payment thereof, whether outright or as security, with or without consideration, voluntary or involuntary, and the Bonus shall not be subject to execution, attachment, lien, or similar process prior to actual payment thereof. Any purported transfer or other transaction not permitted under this Section 5 shall be deemed null and void.

6. Forfeiture. Except as may be otherwise provided in this Section 6, the Grantee shall forfeit all of his rights and interest in the Bonus if his Continuous Status as an Employee or Consultant or Non-Employee Director terminates for any reason before the Bonus, or any portion thereof, becomes vested in accordance with Section 2 or Section 3 of this Agreement.

(a) Retirement. In the event of the Grantee’s Retirement in accordance with the terms and conditions set forth in this Section 6(a), the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director shall be treated as not having terminated for a number of years determined in accordance with this Section 6(a) for purposes of application of the vesting provisions of this Agreement. For purposes of this Section 6(a), “Retirement” means termination of the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director after the Grant Date or the end of the Company fiscal year in the Performance Period at which the Grantee has completed twenty (20) Full Years of Continuous Status as an Employee or Consultant or Non-Employee Director.

For purposes of this Section 6(a), “Full Year” means a twelve-month period beginning on the date of the Grantee’s commencement of service for the Company or a Subsidiary and each anniversary thereof. Except as otherwise provided in this Section 6(a), the time period of Continuous Status as an Employee or Consultant or Non-Employee Director for a Grantee whose service with the Company or a Subsidiary terminates and who subsequently returns to service with the Company or a Subsidiary shall include all time periods of the Grantee’s service for the Company or a Subsidiary for purposes of this Section 6(a). This Section 6(a) will only apply to a Retirement if the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director does not terminate due to Cause as defined in this Agreement. In addition, this Section 6(a) will only apply to a Retirement if the Grantee executes the agreement, if any, required under Section 6(d). For a Grantee who became an Employee or Consultant or Non-Employee Director of the Company or a Subsidiary following the acquisition of his or her employer by the Company or a Subsidiary, service with the acquired employer shall not count toward the number of years of the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director for purposes of this Section 6(a), and Continuous Status as an Employee or Consultant or Non-Employee Director shall be measured from the commencement of the Grantee ’s service for the Company or a Subsidiary following such acquisition. For purposes of this Section 6(a), the number of years of the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director shall also include service with Jabil Circuit Co., a Michigan corporation and predecessor to the Company, and any Predecessor Subsidiary. For purposes of this Section 6(a), “Predecessor Subsidiary” means a company of which not less than fifty percent (50%) of the voting shares were held by Jabil Circuit Co. or a Predecessor Subsidiary. For purposes of this Section 6(a), for a Grantee who subsequent to the Grant Date performs service for the Company or a Subsidiary in a role as an employee of the Company or a Subsidiary that no longer includes being a state law officer of the Company or a substantially equivalent position of a Subsidiary (“Subsequent Non-Officer Service”), the time period of such Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director shall not include the time period of any such Subsequent Non-Officer Service, but shall include any time period during which such Grantee subsequently resumes service for the Company or a Subsidiary in a role as an employee of the Company or a Subsidiary that includes being a state law officer of the Company or a substantially equivalent position of a Subsidiary.

If this Section 6(a) applies to the Grantee’s Retirement, the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director shall be treated as not having terminated for the number of years beginning on the effective date of the Retirement, or the remaining portion of the vesting period, whichever is applicable, in accordance with the following table based on the Grantee’s age and full years of Continuous Status as an Employee or Consultant or Non-Employee Director at the later of the Grant Date or the Company’s fiscal year-end next preceding the effective date of the Retirement:

Full Years of Continuous Status as an Employee or Consultant or Non-Employee Director
20 Years	25 Years	30 or More Years
2 years	3 years	Full vesting period

Accordingly, upon such Retirement, the Grantee’s Bonus will not be forfeited if the Measurement Date would have been reached had the Grantee remained in Continuous Status as an Employee or Consultant or Non-Employee Director for the additional period specified in the table above. Vesting of the Grantee’s Bonus will remain subject to Section 2, and payment of the portion of the Grantee’s Bonus that becomes vested and non-forfeitable will remain subject to Section 4. If Grantee’s Bonus could not potentially become vested in whole or in part under Section 2 assuming the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director as set forth in the above table, it will be forfeited upon Retirement. The death of the Grantee following Retirement or a Change in Control following Retirement shall not affect the application of this Section 6(a), although such events will trigger a payment of the Grantee’s Bonus not forfeited by operation of this Section 6(a) in accordance with Section 4.

(b) Death. In the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to death at a time that the Grantee’s Bonus has not yet vested in whole or in part, a pro rata portion of the Grantee’s Bonus shall vest as follows: First, for purposes of Section 2, the Company shall determine the actual level of the Performance Goal achieved (such determination may be by means of a good faith estimate) as of the Company’s fiscal quarter-end coincident with or next preceding the Grantee’s death (or, if the Grantee’s death occurs in the first fiscal quarter of the Performance Period, then the Company’s fiscal quarter-end coincident with or next following the Grantee’s death) and calculating, on a preliminary basis, the resulting portion of the Bonus that would have become vested (based on such calculation) as of the Measurement Date. Second, a pro rata portion of that portion of the Bonus will be calculated by multiplying that portion by a fraction, the numerator of which is the number of months from [                    ] through the date of death (rounding any partial month to the next whole month) and the denominator of which is 36. Any portion of the Bonus that was unvested at the date of death and that exceeds the pro rata portion of the Bonus that becomes vested under this Section 6(b) shall be forfeited.

(c) Disability. In the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to Disability at a time that the Grantee’s Bonus has not yet vested in whole or in part, a pro rata portion of the Grantee’s Bonus shall be eligible for future vesting based on the actual level of achievement in the Performance Period, provided, however, that non-forfeiture of such portion of the Bonus will only apply if the Grantee executes the agreement, if any, required under Section 6(d). The pro rata portion shall be calculated, at the Measurement Date, by multiplying the Bonus by a fraction, the numerator of which is the number of months from [                    ] through the date of termination (rounding

any partial month to the next whole month) and the denominator of which is 36. Vesting of such portion of the Bonus will remain subject to Section 2, and payment of such portion of the Bonus will remain subject to Section 4. The death of the Grantee following a termination governed by this Section 6(c), or a Change in Control following such termination, shall not increase or decrease the portion of the Bonus forfeited or not forfeited under this Section 6(c), although such events will trigger a payment of the portion of the Bonus not forfeited by operation of this Section 6(c) in accordance with Section 4. Any portion of the Bonus that at any time after the date of a termination governed by this Section 6(c) exceeds the pro rata portion of the Bonus potentially subject to future vesting under this Section 6(c) shall be forfeited.

(d) Execution of Separation Agreement and Release. Unless otherwise determined by the Administrator, as a condition to the non-forfeiture of the Bonus upon Retirement under Section 6(a) or upon a termination due to Disability under Section 6(c), the Grantee shall be required to execute a separation agreement and release, in a form prescribed by the Administrator, setting forth covenants relating to noncompetition, nonsolicitation, nondisparagement, confidentiality and similar covenants for the protection of the Company’s business, and releasing the Company from liability in connection with the Grantee’s termination. Such agreement shall provide for the forfeiture and/or clawback of the Bonus subject to Section 6(a) or 6(c) in the event of the Grantee’s failure to comply with the terms of such agreement. The Administrator will provide the form of such agreement to the Grantee at the date of termination, and the Grantee must execute and return such form within the period specified by law or, if no such period is specified, within 21 days after receipt of the form of agreement, and not revoke such agreement within any permitted revocation period (the end of these periods being the “Agreement Effectiveness Deadline”). If any portion of the Bonus subject to Section 6(a) or 6(c) would be required to be paid before the Agreement Effectiveness Deadline, the payment shall not be delayed pending the receipt and effectiveness of the agreement, but any such portion of the Bonus paid before such receipt and effectiveness shall be subject to a “clawback” (repaying to the Company the cash paid) in the event that the agreement is not received and effective and not revoked by the Agreement Effectiveness Deadline.

7. Responsibility for Taxes and Withholding. Regardless of any action the Company, any of its Subsidiaries and/or the Grantee’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its affiliates. The Company and/or its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Bonus; including, but not limited to, the grant, vesting or payment of the Bonus; and (ii) do not commit to and are under no obligation to structure the terms of any award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries to satisfy all

Tax-Related Items. In this regard, the Grantee is deemed to authorize the Company and/or its Subsidiaries, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding from the Grantee’s Bonus, wages or other cash compensation paid to the Grantee by the Company and/or its Subsidiaries.

8. Code Section 409A.

(a) General. Payments made pursuant to this Agreement are intended to be exempt from Section 409A of the Code or to otherwise comply with Section 409A of the Code. Accordingly, other provisions of the Plan or this Agreement notwithstanding, the provisions of this Section 8 will apply in order that the Bonus will be exempt from or otherwise comply with Code Section 409A. In addition, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that the Bonus is exempt from or otherwise complies, and in operation complies, with Code Section 409A (including, without limitation, the avoidance of penalties thereunder). Other provisions of the Plan and this Agreement notwithstanding, the Company makes no representations that the Bonus will be exempt from or avoid any penalties that may apply under Code Section 409A, makes no undertaking to preclude Code Section 409A from applying to the Bonus, and will not indemnify or provide a gross up payment to a Grantee (or his beneficiary) for any taxes, interest or penalties imposed under Code Section 409A.

(b) Restrictions on 409A Bonus. In the case of any 409A Bonus, the following restrictions will apply:

(i) Separation from Service. Any payment of the 409A Bonus that is triggered by a termination of Continuous Status as an Employee or Consultant or Non-Employee Director (or other termination of employment) hereunder will occur only if the Grantee has had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), with such separation from service treated as the termination for purposes of determining the timing of any payment based on such termination.

(ii) Six-Month Delay Rule. The “six-month delay rule” will apply to the 409A Bonus if these four conditions are met:

(A) the Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)) for a reason other than death;

(B) a payment is triggered by such separation from service; and

(C) the Grantee is a “specified employee” under Code Section 409A.

If it applies, the six-month delay rule will delay payment of the 409A Bonus triggered by separation from service where the payment otherwise would occur within six months after the separation from service, subject to the following:

(D) any delayed payment shall be made on the date six months and one day after separation from service;

(E) during the six-month delay period, accelerated payment will be permitted in the event of the Grantee’s death and for no other reason (including no acceleration upon a Change in Control) except to the extent permitted under Code Section 409A; and

(F) any payment that is not triggered by a separation from service, or is triggered by a separation from service but would be made more than six months after separation (without applying this six-month delay rule), shall be unaffected by the six-month delay rule.

(c) Other Compliance Provisions. The following provisions apply to the Grantee’s Bonus:

(i) Payment of a 409A Bonus may not be accelerated by the Company except to the extent permitted under Code Section 409A. The Company may, however, accelerate vesting (i.e., may waive the risk of forfeiture tied to termination of the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director) of a 409A Bonus, without changing the payment terms of such 409A Bonus.

(ii) It is understood that Good Reason for purposes of this Agreement is limited to circumstances that qualify under Treasury Regulation § 1.409A-1(n)(2).

(iii) Any election to defer payment of the Bonus must comply with the election timing rules under Code Section 409A.

(iv) Any restriction imposed on a 409A Bonus hereunder or under the terms of other documents solely to ensure compliance with Code Section 409A shall not be applied to a Bonus that is not a 409A Bonus except to the extent necessary to preserve the status of such Bonus as not being a “deferral of compensation” under Code Section 409A.

(v) If any mandatory term required for a 409A Bonus or other Bonus to avoid tax penalties under Code Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.

(vi) In the case of any payment of the Bonus during a specified period following the Determination Date or other date triggering a right to payment, the Grantee shall have no influence on any determination as to the tax year in which the payment will be made.

(vii) In the case of any Bonus that is not a 409A Bonus, if the circumstances arise constituting a Disability but termination of the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director has not in fact resulted immediately without an election by the Grantee, then only the Company or a Subsidiary may elect to terminate the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director due to such Disability.

(viii) If the Company has a right of setoff that could apply to a 409A Bonus, such right may only be exercised at the time the 409A Bonus would have been paid, and may be exercised only as a setoff against an obligation that arose not more than 30 days before and within the same year as the payment date if application of such setoff right against an earlier obligation would not be permitted under Code Section 409A.

9. No Effect on Employment or Rights under Plan. Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under the Plan or this Agreement. If the Grantee’s employment is terminated for any reason whatsoever (and whether lawful or otherwise), he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under this Agreement or any Award or otherwise in connection with the Plan. The rights and obligations of the Grantee under the terms of his employment with the Company or any Subsidiary will not be affected by his participation in the Plan or this Agreement, and neither the Plan nor this Agreement form part of any contract of employment between the Grantee and the Company or any Subsidiary. The granting of Awards under the Plan is entirely at the discretion of the Administrator, and the Grantee shall not in any circumstances have any right to be granted an Award.

10. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

11. Successors; Severability; Entire Agreement; Headings. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein. Subject to the terms and conditions of the Plan and any rules adopted by the Company or the Administrator and applicable to this Agreement, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

12. Miscellaneous.

(a) Data Privacy. The Company and its subsidiaries hold, for the purpose of managing and administering the Plan, certain personal information about the Grantee, including the Grantee’s name, home address and telephone number, date of birth, social security number or other Grantee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of any awards granted, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor under the Plan (“Data”). The Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, in countries that may have different data privacy laws and protections than the Grantee’s country, such as the United States. The Grantee is deemed to authorize the Company and/or any of its subsidiaries to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan. The Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the deemed consent herein in writing by contacting the Administrator; however, withdrawing consent may affect the Grantee’s ability to participate in the Plan.

(b) Voluntary Participation. The Grantee’s participation in the Plan is voluntary. The value of the Bonus is an extraordinary item of compensation. Unless otherwise expressly provided in a separate agreement between the Grantee and the Company or a Subsidiary, the Bonus is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(c) Electronic Delivery. THE GRANTEE IS DEEMED TO CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, THE PROSPECTUS FOR THE PLAN AND OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO THE GRANTEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. SUCH PROCEDURES AND DELIVERY MAY BE EFFECTED BY A BROKER OR THIRD PARTY ENGAGED BY THE COMPANY TO PROVIDE ADMINISTRATIVE SERVICES RELATED TO THE PLAN. THE COMPANY WILL SEND TO THE GRANTEE AN E-MAIL ANNOUNCEMENT WHEN THE PLAN DOCUMENTS ARE AVAILABLE ELECTRONICALLY FOR THE GRANTEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENTS CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, THE GRANTEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK. THE GRANTEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE ADMINISTRATOR. THE GRANTEE’S DEEMED CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (i) THE TERMINATION OF THE GRANTEE’S PARTICIPATION IN THE PLAN AND (ii) THE WITHDRAWAL OF THE GRANTEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT THE GRANTEE HAS THE RIGHT AT ANY

TIME TO WITHDRAW HIS CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE ADMINISTRATOR. IF THE GRANTEE WITHDRAWS HIS CONSENT TO ELECTRONIC DELIVERY, THE COMPANY WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE WITHDRAWAL NOTICE.

(d) Unfunded Plan. Any rights of the Grantee relating to the Grantee’s Bonus shall constitute bookkeeping entries on the books of the Company and shall not create in the Grantee any right to, or claim against, any specific assets of the Company or any Subsidiary, nor result in the creation of any trust or escrow account for the Grantee. With respect to the Grantee’s entitlement to any payment hereunder, the Grantee shall be a general creditor of the Company.

(e) Governing Documents. The Bonus is granted under and governed by the terms and conditions of the Plan and this Agreement. All decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement shall be binding, conclusive and final.

13. Country Appendix. Notwithstanding any provision of this Agreement to the contrary, this Bonus shall be subject to the applicable terms and provisions as set forth in the Country Appendix attached hereto and incorporated herein, if any, for the Grantee’s country of residence (and country of employment or engagement as a Consultant, if different).

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